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                                                                       EX-99-B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 13 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 31, 1996, relating to the financial statements and financial highlights appearing in the November 30, 1996 Annual Report to Shareholders of Vanguard California Tax-Free Fund, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.


Price Waterhouse LLP
Philadelphia, PA

March 20, 1997